EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-11323 and 333-19891 on Form S-8 of our report dated June 24, 2014, with respect to the statements of net assets available for benefits of the Range Resources Corporation 401(k) Plan as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Form 5500, Schedule H, Line 4i, Schedule of Assets (Held at End of Year) as of December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 11-K of the Range Resources Corporation 401(k) Plan.

/s/ Whitley Penn LLP

Fort Worth, Texas

June 24, 2014